 EXHIBIT 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") is entered into this 14th day of June, 2010, by and between COLUMBIA TEXAS 2408 TIMBERLOCH INDUSTRIAL, L.P., a Delaware limited partnership (successor-in-interest to Sealy Woodlands, L.P., a Delaware limited partnership) ("Lessor") and REPROS THERAPEUTICS INC., a Delaware corporation (successor-in-interest to Repros Therapeutics, Inc., a Delaware corporation, and Zonagen, Inc., a Delaware corporation) ("Lessee").

WITNESSETH:

A.           Lessor and Lessee entered into that certain Lease Agreement dated May 11, 2004, as amended by that certain Amendment to Lease (the "First Amendment") dated March 17, 2006 (as amended, the "Lease") pursuant to which Lessor leased to Lessee, and Lessee accepted from Lessor, Suites B6-B8, consisting of approximately seven thousand one hundred seventeen (7,117) rentable square feet of space (the "Premises"), in the building located at and commonly known as 2408 Timberloch Place, The Woodlands, Montgomery County, Texas (the "Building"), as more particularly described in the Lease.

B.           Lessor and Lessee now desire to amend the Lease by extending the Term of the Lease upon the terms and conditions more specifically set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree that the Lease is hereby amended and supplemented as follows:

1.
Recitals/Definitions.  The above recitals are true and correct and are hereby incorporated into this Second Amendment as if set forth herein at length.  Any and all capitalized terms not defined herein shall have the definitions set forth in the Lease.

2.
Term.  Section 2 of the Lease, as amended by Section 2 of the First Amendment, is hereby further amended by extending the Term for a period of five (5) years commencing on July 1, 2010 and expiring on June 30, 2015.  Any and all options to renew set forth in the Lease are hereby deleted in their entirety.

3.
Base Monthly Rent.  Effective as of July 1, 2010 (the "Effective Date"), the Base Monthly Rent set forth in Section 4.E. and Exhibit "C" of the Lease, as amended by Section 3 of the First Amendment, is hereby further amended and replaced with the following:

Period	Base Monthly Rent	Annual Base Rent Per Square Foot
July 1, 2010 — June 30, 2011	$4,003.31	$6.75
July 1, 2011 — June 30, 2012	$4,121.93	$6.95
July 1, 2012 — June 30, 2013	$4,246.48	$7.16
July 1, 2013 — June 30, 2014	$4,371.02	$7.37
July 1, 2014 — June 30, 2015	$4,501.50	$7.59

4.
Additional Rent.  Lessee shall continue to be responsible for any and all additional rent and other charges due under the Lease, including, without limitation, Lessee's Proportionate Share of all Operating Expenses (including Taxes, Lessor's costs of providing insurance and Common Area maintenance costs); provided, however, from and after the Effective Date, such payments shall be made without regard to any base year.  In furtherance of the foregoing, effective as of the Effective Date:

a.
The first sentence of Section 7.E. of the Lease is hereby deleted and replaced in its entirety as follows:  "LESSEE'S cost of the taxes and other items mentioned in this Article shall be defined as its prorata share of the total annual taxes regardless of the jurisdiction, jurisdictions, authority or authorities levying the same."

b.
The first sentence of Section 8.C. of the Lease is hereby deleted and replaced in its entirety as follows:  "LESSEE'S cost of the insurance and other items mentioned in this Article shall be defined as its prorata share of any of LESSOR'S costs of providing insurance for the Leased Premises, Land, Building and/or project of which the Leased Premises are a part pursuant to Section 8.A. above."

c.
The first sentence of Section 11.I. of the Lease is hereby deleted and replaced in its entirety as follows:  "LESSEE shall pay Lessee's Proportionate Share, pursuant to Articles 4.D. and 4.E., of all costs incurred by LESSOR associated with the Common Area items mentioned in this Article 11."

5.	Lessor's Work. Lessor shall, at its expense, replace the existing HVAC system serving the Premises with three (3) new commercial units providing approximately seventeen (17) tons of capacity.

6.
AS-IS.  Lessee hereby acknowledges that it is in possession of the Premises and, except as otherwise set forth in Section 5 of this Second Amendment, accepts the Premises in its "AS-IS" condition.  Except as otherwise set forth in Section 5 of this Second Amendment, no agreement of Lessor to alter, remodel, decorate, clean or improve the Premises or the Building has been made by Lessor or its agents except as set forth in the Lease.

7.	Right of Refusal. Effective as of the date hereof, the "Right of Refusal" provision set forth in Exhibit "C" of the Lease is hereby deleted in its entirety.

8.
Certification.  Lessee, by executing this Second Amendment, hereby certifies that:  (a) the Lease is in full force and effect and has not been modified except as provided above; (b) there are no prepayments by or credits due Lessee under the Lease; and (c) Lessee is not aware of the existence of any default by Lessor, nor of any event which with the giving of notice or passage of time, or both, would constitute a breach or default by Lessor under the Lease.

9.
OFAC.  Lessee is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Lessee shall, within five (5) days after Lessor's request, provide such information as Lessor may require to verify the foregoing representations or as may be required in order to enable Lessor to comply with any reporting requirements or applicable laws pertaining to the foregoing representations.

10.
Broker.  Lessee and Lessor warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this Second Amendment, other than Lincoln Property Company (whose commissions shall be paid by Lessor pursuant to a separate agreement), and Lessor and Lessee agree to indemnify the other against all costs, expenses, reasonable attorney's fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations.

11.
Miscellaneous.  Except as expressly set forth herein, the Lease is unmodified and in full force and effect.  This Second Amendment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties have executed this Second Amendment on the date first written above.

LESSOR:

COLUMBIA TEXAS 2408 TIMBERLOCH INDUSTRIAL, L.P.,
a Delaware limited partnership

By:		Columbia Texas Industrial XVI, LLC,
a Delaware limited liability company,
its sole general partner

By:		Columbia Industrial Properties, LLC,
a Delaware limited liability company,
its sole member

By:		Lincoln Industrial Manager, LLC,
a Delaware limited liability company,
its managing member

By:		Lincoln Advisory Group, Ltd.,
a Texas limited partnership,
its sole member

By:		Lincoln GP Advisory Group, Inc.,
a Texas corporation,
its general partner

	By:	/s/ Gary Kobus
Gary Kobus, its President

LESSEE:

REPROS THERAPEUTICS INC.,
a Delaware Corporation

By:		/s/ Joseph S. Podolski
Name/Title: Joseph S. Podolski, President and CEO